Exhibit 10.9

                              EMPLOYMENT AGREEMENT

         WHEREAS, GGS Management, Inc. and its subsidiaries (collectively, the "Company") considers it essential to its best interests and the best interests of its stockholders to foster the continuous employment of its key management personnel and, accordingly, the Company desires to employ Roger C. Sullivan ("You", "Your"or "Executive"), upon the terms and conditions hereinafter set forth; and

         WHEREAS, the Executive desires to continue to be employed by the Company, upon the terms and conditions contained herein.

         NOW, THEREFORE, in consideration of the covenants and agreements set forth below, the parties agree as follows:

1.       Employment

         1.1 Term of Agreement. The Company agrees to employ Executive as Executive Vice President of Superior Insurance Company (including its subsidiaries, "Superior"), effective as of April 23, 1997 and continuing until March 31, 2002 ("Initial Term"), unless such employment is terminated pursuant to Section 3 below; provided, however, that the term of this Agreement shall automatically be extended without further action of either party for additional one (1) year periods thereafter unless, not later than twelve (12) months prior to the end of the then effective term, either the Company or the Executive shall have given written notice that such party does not intend to extend this Agreement. (the Initial Term and any extension thereof, the "Term"). If Company gives Executive such a notice of non-renewal, Executive's employment shall terminate as of the expiration date of this Agreement. It is expressly understood and agreed that a notice of non-renewal issued by the Company shall not extinguish the Executive's non-competition obligations pursuant to Section 4 herein.

         1.2 Terms of Employment. During the Term, You agree to be a full-time employee of the Company serving in the position of Executive Vice President of Superior or other positions as the Chief Executive Officer or the Board of Directors so direct and further agree to devote substantially all of Your working time and attention to the business and affairs of Superior and, to the extent necessary to discharge the responsibilities associated with Your position as Executive Vice President of Superior and to use Your best efforts to perform faithfully and efficiently such responsibilities. Executive shall perform such duties and responsibilities as may be determined from time to time by the Chairman and/or Chief Executive Officer of Superior and the Board of Directors of Superior, which duties shall be consistent with the position of Executive Vice President of Superior, which shall grant Executive authority, responsibility, title and standing comparable to that of the executive vice president and of a stock insurance company of similar standing and which will not require Executive to relocate his principal place of residence from the metropolitan Atlanta, Georgia area. Nothing herein shall prohibit You from devoting Your time to civic and community activities or managing personal investments, as long as the foregoing do not interfere with the performance of Your duties hereunder.

         1.3 Appointment and Responsibility. The Board of Directors of Superior shall, following the effective date of this Agreement, elect and appoint Executive as Executive Vice President of Superior and Executive shall also be elected to the Board of Directors of Superior. The parties hereby agree that the failure to elect Executive to the Board of Directors of Superior shall, for purposes of this Agreement, be a Termination of Executive without cause.

2.       Compensation, Benefits and Prerequisites

         2.1 Salary. Company shall pay Executive a salary, in equal bi-weekly installments, equal to an annualized salary rate of $185,000. Executive's salary as payable pursuant to this Agreement may be increased from time to time as mutually agreed upon by Executive and the Company. Notwithstanding any other provision of this Agreement, Executive's salary paid by Company for any year covered by this Agreement shall not be less than such salary paid to Executive for the immediately preceding calendar year. All salary and bonus amounts paid to Executive pursuant to this Agreement shall be in U.S. dollars.

         2.2 Bonus. The Company and Executive understand and agree that the Company expects to achieve significant growth during the term of this Agreement and that Executive will make a material contribution to that growth which will require certain personal and familial sacrifices on the part of Executive. Accordingly, it is the desire and intention of the Company to reward Executive for the attainment of that growth through bonus and other means (including, but not limited to, stock options, stock appreciation rights and other forms of incentive compensation). Therefore, the Company will pay Executive a lump-sum bonus (subject to normal withholdings) within thirty (30) business days from receipt by Company of its consolidated, annual audited financial statements in an amount which shall be determined in accordance with the following Bonus Table. All amounts used for calculation purposes in this section shall be based on the audited, consolidated financial statements of Superior (or any successor thereto), with such financial statements having been prepared in accordance with applicable Generally Accepted Accounting Principles, applied on a consistent basis with that of prior years. It is agreed that Executive's minimum bonus for the first year of this Agreement shall not be less than 35% of Executive's salary.

                                   BONUS TABLE

    If Audited Net                          % of Annual Salary
    Income (as a % of                       Payable to Executive
    Budgeted Net Income Is                        As Bonus

    Less Than 75%                                    -0-
    75% or more, but less than 90%                  12.5%
    90% or more, but less than 100%                 25.0%
    100% or more, but less than 115%                37.5%
    115% or more                                    50.0%


         2.3 Employee Benefits. Executive shall be entitled to receive all benefits and prerequisites which are provided to other Executives of Company under the applicable Company plans and policies, and to future benefits and prerequisites made generally available to executive employees of the Company with duties and compensation comparable to that of Executive upon the same terms and conditions as other Company participants in such plans.

         2.4 Additional Prerequisites. During the term of this Agreement, Company shall provide Executive with:

         (a) Not less than four (4) weeks paid vacation during each calendar year.

         (b) A vehicle commensurate with Executive's position or, at Executive's option, a vehicle allowance of at least $600.00 per month.

         2.5 Expenses. During the period of his employment hereunder, Executive shall be entitled to receive reimbursement from the Company (in accordance with the policies and procedures in effect for the Company's employees) for all reasonable travel, entertainment and other business expenses incurred by him in connection with his services hereunder.

         2.6 Stock Options. Within sixty (60) days of the execution of this Agreement, Executive will receive options to purchase 5,000 shares of Symons International Group, Inc. which vest in accordance with the Symons International Group 1996 Stock Option Plan and 5,000 shares of GGS Management Holdings, Inc. which vest in accordance with the GGS Management Holdings, Inc. Stock Option Plan. These options shall be in addition to any options granted to the Executive prior to the commencement of this Agreement. Further, Executive shall be eligible to be awarded stock options, in the discretion of the Board of Directors of GGS Management Holdings, Inc. and Symons International Group, Inc.

3.       Termination of Executive's Employment

         3.1 Change of Control. Notwithstanding any other provisions of this Agreement, if (i) a Change of Control shall occur; and (ii) within six (6) months of any such Change of Control, Executive (a) receives a Notice of Non-Renewal, (b) is terminated for any reason other than for cause, (c) is not employed elsewhere in the Goran Group on terms consistent with this Agreement, or (d) Company (including its successors, if any) is in breach of this Agreement, then Executive shall continue to receive his current salary (in bi-weekly payments) until the earlier to occur of:

         (a) Executive shall commence employment with a firm or entity other than the Company or any of its Affiliates, such that his base salary is at or greater than existing base salary pursuant to this Agreement; or

         (b)  The expiration of the Term.

The receipt by Executive of payment pursuant to this Section 3.1 is specifically conditioned, and no payments pursuant to this Section 3.1 shall be made to Executive if he is, at the time of his Termination, in breach of any provision (specifically including, but not limited to, the provisions of this Agreement pertaining to non-competition and confidentiality) of this Agreement and, further, if such payments have already begun, the continuation of payments to Executive pursuant to this Section 3.1 shall cease at the time Executive shall fail to comply with the non-competition and confidentiality provisions of
Article 4 herein. It is expressly understood and agreed that the amount of any payment to Executive required pursuant to this Section 3.1 shall be reduced (but not below zero) by any compensation received by Executive during the period called for in this Section 3.1.

         A Change of Control shall mean the failure of Symons International Group, Inc. (including any of its Affiliates) to own a majority of the outstanding common stock of either GGS Management Holdings, Inc. or Superior Insurance Company.

         3.2 Termination of Employment and Severance Pay. Executive's employment under this Agreement may be terminated by either party at any time for any reason; provided, however, that if Executive's employment is terminated for any reason other than for cause or poor performance, he shall receive, as severance pay salary continuation, at the salary rate in effect at the time of termination, until the end of the Term, (the "Severance Payments"). Further, if Executive shall be terminated without cause, receipt of severance payments described in the preceding sentence are conditioned upon execution by Executive and the Company of that mutual Waiver and Release attached hereto as Exhibit A. Further, Executive shall receive severance pay in accordance with this Section
3.2 if Executive shall terminate this Agreement due to a breach thereof by the Company or if Executive is directed by the Company (including, if applicable, any successor) to engage in any act or action constituting fraud or any unlawful conduct relating to the Company or its business as may be determined by application of applicable law. Should Executive fail to adequately perform his duties as Executive Vice President of Superior, Executive shall receive written notification of such performance issues and shall have ninety (90) days to rectify such problem. Notwithstanding any other provision of this Agreement, if Executive (a) shall be terminated for poor performance (which shall be determined by the Chief Executive Officer of the Company and concurred in by a majority of the Board of Directors of Superior); or (b) provided a Notice of Non-Renewal, then Executive shall receive, as severance pay, salary continuation until the earlier to occur of: (a) one (1) year from the date of Executive's termination, or (b) Executive shall commence employment with a firm or entity other than the Company or its Affiliates such that his base salary is at or greater than the existing base salary pursuant to this Agreement. It is expressly understood and agreed that the amount of any payment to Executive required pursuant to this Section 3.2 shall be reduced (but not below zero) by any compensation received by Executive during the period called for in this
Section 3.2.

         3.3 Cause. For purposes of this Section 3, "cause" shall mean:

         (a) the Executive being convicted in the United States of America, any State therein, or the District of Columbia, or in Canada or any Province therein (each, a "Relevant Jurisdiction"), of a crime for which the maximum penalty may include imprisonment for one year or longer (a "felony") or the Executive having entered against him or consenting to any judgment, decree or order (whether criminal or otherwise) based upon fraudulent conduct or violation of securities laws;

         (b) the Executive's being indicted for, charged with or otherwise the subject of any formal proceeding (criminal or otherwise) in connection with any felony, fraudulent conduct or violation of securities laws, in a case brought by a law enforcement or securities regulatory official, agency or authority in a Relevant Jurisdiction;

         (c) the Executive engaging in fraud, or engaging in any unlawful conduct relating to the Company or its business, in either case as determined under the laws of any Relevant Jurisdiction;

         (d)      the Executive breaching any provision of this Agreement; or

         (e) gross negligence or willful misconduct by the Executive in the performance of his duties hereunder.

         3.4 Disability. So long as otherwise permitted by law, if Executive has become permanently disabled from performing his duties under this Agreement, the Company's Chairman of the Board, may, in his discretion, determine that Executive will not return to work and terminate his employment as provided below. Upon any such termination for disability, Executive shall be entitled to such disability, medical, life insurance, and other benefits as may be provided generally for disabled employees of Company during the period he remains disabled, as well as a continuation of a portion of Executive's salary ("Supplemental Payments") necessary to make Executive's total remuneration for the period beginning on the date of Executive's disability and ending six (6) months thereafter at least equal to Executive's Base Salary at the time of Your disability. Permanent disability shall be determined pursuant to the terms of Executive's long term disability insurance policy provided by the Company. Should Executive decease during the Term, the Company will continue to pay Executive's salary, in regular bi-weekly payments, for the lesser of (a) six (6) months, or (b) the remaining period of the Term of this Agreement.

         3.5 Indemnification. Executive shall be indemnified by Company (and, where applicable, its subsidiaries) to the maximum extent permitted by applicable law for actions undertaken for, or on behalf of, the Company and its subsidiaries.

4.       Non-Competition, Confidentiality and Trade Secrets

         4.1 Noncompetition. In consideration of the Company's entering into this Agreement and the compensation and benefits to be provided by the Company to You hereunder, and further in consideration of Your exposure to proprietary information of the Company, You agree as follows:

         (a) Until the date of termination or expiration of this Agreement for any reason (the "Date of Termination") You agree not to enter into competitive endeavors and not to undertake any commercial activity which is contrary to the best interests of the Company or its Affiliates, including, directly or indirectly, becoming an employee, consultant, owner (except for passive investments of not more than one percent (1%) of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), officer, agent or director of, or otherwise participating in the management, operation, control or profits of (a) any firm or person engaged in the operation of a business engaged in the acquisition of insurance businesses or
                  (b) any firm or person which either directly competes with a line or lines of business of the Company accounting for five percent (5%) or more of the Company's gross sales, revenues or earnings before taxes or derives five percent (5%) or more of such firm's or person's gross sales, revenues or earnings before taxes from a line or lines of business which directly compete with the Company.

         Notwithstanding any provision of this Agreement to the contrary, You agree that Your breach of the provisions of this Section 4.1(a) shall permit the Company to terminate Your employment for cause.

         (b) If Your employment is terminated by You, or by reason of Your Disability, by the Company for cause, or pursuant to a notice of non-renewal as outlined in Section 1.1, then, during the period you receive payments pursuant to Article 3 hereof, but in no event for a period of less than one (1) year after the Date of Termination, You agree not to become, directly or indirectly, an employee, consultant, owner (except for passive investments of not more than one percent (1%) of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), officer, agent or director of, or otherwise to participate in the management, operation, control or profits of, any firm or person which directly competes with a business of the Company which at the Date of Termination produced any class of products or business accounting for five percent (5%) or more of the Company's gross sales, revenues or earnings before taxes at which the Date of Termination derived five percent (5%) or more of such firm's or person's gross sales, revenues or earnings before taxes.

         (c) You acknowledge and agree that damages for breach of the covenant not to compete in this Section 4.1 will be difficult to determine and will not afford a full and adequate remedy, and therefore agree that the Company shall be entitled to an immediate injunction and restraining order (without the necessity of a bond) to prevent such breach or threatened or continued breach by You and any persons or entities acting for or with You, without having to prove damages, and to all costs and expenses (if a court or arbitrator determines that the Executive has breached the covenant not to compete in this
                  Section 4.1, including reasonable attorneys' fees and costs, in addition to any other remedies to which the Company may be entitled at law or in equity. You and the Company agree that the provisions of this covenant not to compete are reasonable and necessary for the operation of the Company and its subsidiaries. However, should any court or arbitrator determine that any provision of this covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties agree that this covenant not to compete should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

         4.2 Confidentiality. You shall not knowingly disclose or reveal to any unauthorized person, during or after the Term, any trade secret or other confidential information (as outlined in the Uniform Trade Secrets Act) relating to the Company or any of its Affiliates, or any of their respective businesses or principals, and You confirm that such information is the exclusive property of the Company and its Affiliates. You agree to hold as the Company's property all memoranda, books, papers, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its Affiliates, whether made by You or otherwise coming into Your possession and, on termination of Your employment, or on demand of the Company at any time, to deliver the same to the Company.

         Any ideas, processes, characters, productions, schemes, titles, names, formats, policies, adaptations, plots, slogans, catchwords, incidents, treatment, and dialogue which You may conceive, create, organize, prepare or produce during the period of Your employment and which ideas, processes, etc. relate to any of the businesses of the Company, shall be owned by the Company and its Affiliates whether or not You should in fact execute an assignment thereof to the Company, but You agree to execute any assignment thereof or other instrument or document which may be reasonably necessary to protect and secure such rights to the Company.

5.       Miscellaneous

         5.1 Amendment. This Agreement may be amended only in writing, signed by both parties.

         5.2 Entire Agreement. This Agreement contains the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions or representations, oral or written, expressed or implied, with regard to the employment of Executive or the obligations of the Company or the Executive. This Agreement supersedes all prior employment contracts and non-competition agreements between the parties.

         5.3 Notices. Any notice required to be given under this Agreement shall be in writing and shall be delivered either in person or by certified or registered mail, return receipt requested.
Any notice by mail shall be addressed as follows:

         If to the Company, to:

         Superior Insurance Company
         4720 Kingsway Drive
         Indianapolis, Indiana  46205
         Attention:  President and Chief Executive Officer

         If to Executive, to:

         Roger C. Sullivan
         280 Interstate Circle North, N.W.
         Atlanta, Georgia  30339

or to such other addresses as one party may designate in writing to the other party from time to time.

         5.4 Waiver of Breach. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

         5.5 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         5.6 Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Indiana, without giving effect to conflict of law principles.

         5.7 Headings. The headings of articles and sections herein are included solely for convenience and reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         5.8 Counterparts. This Agreement may be executed by either of the parties in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute a single instrument.

         5.9 Survival. Company's obligations under Section 3.1 and Executive's obligations under Section 4 shall survive the termination and expiration of this Agreement in accordance with the specific provisions of those Paragraphs and Sections and this Agreement in its entirety shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

         5.10 Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by You and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior subsequent time.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

                                        GGS MANAGEMENT, INC.
                                        ("Company")


                                        By:__________________________________

                                        Title:________________________________


State of Indiana            )
                                     ) SS:
County of __________)

         Before me the undersigned, a Notary Public for _______________ County, State of Indiana, personally appeared __________________________, and acknowledged the execution of this instrument this _______ day of ___________________, 1997.


                                        ------------------------------
                                        , Notary Public
                                        State of Indiana
                                        My Commission Expires:________________

                                        ROGER C. SULLIVAN
                                        ("Executive")


                                        ------------------------------

State of Indiana            )
                                     ) SS:
County of __________)

         Before me the undersigned, a Notary Public for _______________ County, State of Indiana, personally appeared Roger C. Sullivan, and acknowledged the execution of this instrument this _______ day of ___________________, 1997.

                                        -------------------------------
                                        , Notary Public
                                         State of Indiana
                                         My Commission Expires:_________________